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Exhibit 23(b)

CONSENT OF INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Panhandle Eastern Pipe Line Company, LLC for the registration of $200,000,000 in principal amount of 2.75% Senior Notes due 2007, Series B, and to the incorporation by reference therein of our report dated March 14, 2003, with respect to the consolidated financial statements of Panhandle Eastern Pipe Line Company at December 31, 2002 and for each of the two years in the period ended December 31, 2002, included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

Houston, Texas
May 11, 2004

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CONSENT OF INDEPENDENT AUDITORS